Exhibit 10.15

HEMOSENSE, INC.

NON-EXCLUSIVE SALES REPRESENTATIVE AND SERVICES AGREEMENT

This Non-Exclusive Sales Representative and Services Agreement (this “Agreement”) takes effect November 12, 2002 (“Effective Date”), between HemoSense, Inc. (“HemoSense”), a Delaware corporation with principal offices at 600 Valley Way, Milpitas, CA 95035, USA, and Innovative Medical Product Consultants, GmbH (“Representative”), a business organized and existing under the laws of Germany with principle offices at Max-Planck-Strasse 22, 50858 Cologne, Germany.

The parties agree as follows:

THE AGREEMENT

1.	DEFINITIONS

All defined terms appear in Schedule A.

2.	APPOINTMENT AND AUTHORITY OF I-MED PRO

2.1	Sales Representative Appointment. Subject to the terms and conditions of this Agreement, including all Schedules and bound by the definitions in Schedule A, HemoSense hereby appoints I-Med Pro as HemoSense’s non-exclusive sales representative for the Products listed in Schedule B, only in the Territory, and I-Med Pro hereby accepts this appointment. I-Med Pro’s sole authority is to solicit and receive Product orders in the Territory, assist HemoSense in filling Product orders that HemoSense accepts (including, but not limited to, those that I-Med Pro solicits), and provide support services to Product customers, all in accordance with the terms of this Agreement. I-Med Pro has no power or authority, expressed or implied, to make any commitment or incur any obligations on HemoSense’s behalf.

2.2	Reserved Rights. HemoSense may:

(A)	Solicit orders directly from and sell directly to any customer and all distributors within the Territory; and

(B)	Appoint other distributors in the Territory to solicit and receive Product orders from customers, assist HemoSense in filling Product orders (including, but not limited to, those that I-Med Pro solicits), and provide support services to customers.

2.3	Territorial Limitation. I-Med Pro shall neither advertise the Products outside the Territory nor solicit purchase orders from outside the Territory without HemoSense’s prior written consent. I-Med Pro shall promptly submit to HemoSense, for HemoSense’s attention and handling, the originals of all inquiries received by I-Med Pro from potential customers outside Territory.

2.4	Independent Contractors. The relationship that this Agreement establishes between HemoSense and I-Med Pro is that of independent contractors, and nothing contained in this Agreement may be construed to give either party the power to direct and control the day-to-day activities of the other, or to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking. I-Med Pro is solely responsible for, and shall indemnify and hold HemoSense free and harmless from, any and all claims, damages or lawsuits (including HemoSense’s attorneys’ fees) arising out of the acts of I-Med Pro, its employees or its agents.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

3.	SALE OF THE PRODUCTS

3.1	Prices and Terms of Sale. HemoSense shall provide I-Med Pro with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale, as established from time to time. I-Med Pro may quote to customers only those authorized prices, delivery schedules, and other terms and conditions of sale. HemoSense may alter at will the prices, delivery schedules, and terms and conditions, provided only that it gives prior written notice to I-Med Pro of any changes. Each purchase order shall be governed by HemoSense’s prices, delivery schedules, and other terms and conditions of sale in effect at the time the purchase order is accepted by HemoSense, and all quotations by I-Med Pro shall contain a statement to that effect.

3.2	Quotations. I-Med Pro shall promptly furnish to HemoSense copies of all quotations submitted by I-Med Pro to customers. Each quotation shall accurately reflect the terms of this Agreement.

3.3	Purchase orders. All purchase orders for the Products shall be in writing, and the originals shall be submitted to HemoSense.

3.4	Acceptance. All purchase orders obtained by I-Med Pro are accepted on behalf of HemoSense.

4.	ASSISTANCE WITH ORDER FULLFILMENT

4.1	Receiving Services. To assist HemoSense in fulfilling purchase orders (“Accepted Territory Orders”), I-Med Pro shall provide HemoSense receiving services by accepting the delivery, on HemoSense’s behalf, of all Products that HemoSense intends to deliver within the Territory. Upon receipt of any such Products, I-Med Pro shall promptly inspect the Products and notify HemoSense of its receipt of the Products and of any defects discovered.

4.2	Warehousing Services.

(A)	I-Med Pro shall provide HemoSense with storage and warehousing services with respect to Products that HemoSense intends to deliver to customers within the Territory, including those Products that I-Med Pro receives under Section 4.1. All Products that I-Med Pro houses for HemoSense must be in a secure storage location segregated from I-Med Pro or other I-Med Pro customer materials.

(B)	At least once per calendar quarter, I-Med Pro shall perform a physical inventory audit of Products stored on HemoSense’s behalf (“I-Med Pro Inventory”). In addition, HemoSense reserves the right to perform its own physical inventory audit at I-Med Pros’ facilities during normal business hours upon 5 business days prior written notice.

4.3	Delivery Services. HemoSense may request I-Med Pro’s assistance in filling any Accepted Territory Order by [delivering a copy of the order (or information concerning the order)] to I-Med Pro. In such case, I-Med Pro shall deliver Product from the I-Med Pro Inventory to customer under an Accepted Territory Order as HemoSense’s standard terms and conditions of sale require.

4.4	Invoice / Collection Services.

(A)	Concurrently with each Product delivery under Section 4.3, I-Med Pro shall render an invoice for the delivered Product directly to the customer. Such invoices shall be (i) rendered on HemoSense’s behalf (but direct the customer to render payment to I-Med Pro), (ii) consistent with HemoSense’s standard terms and conditions for sale, and (iii) in a form that HemoSense approves of in advance.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(B)	I-Med Pro shall perform collection services with respect to all invoices that I-Med Pro renders on HemoSense’s behalf, using best effort to collect all invoiced amounts. Upon receipt of payments from customer, I-Med Pro shall promptly pay all such amounts to HemoSense. All collected amounts belong exclusively to HemoSense. I-Med Pro has no right to withhold any collected amounts from HemoSense.

4.5	Reporting. I-Med Pro shall promptly provide HemoSense with quarterly reports that list: (i) the levels of I-Med Pro Inventory for each Product; (ii) Product deliveries from the I-Med Pro Inventory; (iii) amounts I-Med Pro has collected from customers; (iv) amounts I-Med Pro has paid to HemoSense; and (v) any uncollected amounts.

4.6	Risk of Loss / Title. HemoSense retains all title to the I-Med Pro Inventory and retains all risk of loss, unless I-Med Pro has been found negligent in the storage of equipment, loss due to theft or an act of God, until delivery of the I-Med Pro Inventory from I-Med Pro to the customer, at which time title shall pass directly from HemoSense to the customer pursuant to the terms of HemoSense’s standard terms and conditions of sale. I-Med Pro is required to maintain insurance against the risk of loss described above

5.	SUPPORT SERVICES

5.1	Installation. To the extent required, I-Med Pro shall be responsible for the installation of the Product for end-user customers in the Territory.

5.2	Service and Support. I-Med Pro shall provide support and maintenance to end-user customers of the Product in the Territory. I-Med Pro shall maintain knowledgeable sales, marketing, and support personnel to provide instructions to end-user customers in the use of the Product. Such sales, marketing, and support personnel shall (i) attend hands-on training sessions relating to the Product as HemoSense reasonably requests and (ii) observe the use of Product in application to improve the clinical knowledge of the Product. I-Med Pro is fully responsible for any and all technical support of end-user customers within the Territory, and shall diligently assist such end-user customers’ personnel in using Product (iii) I-Med Pro shall provide a technical service line in house that is answered 8:00 am to 5:00 pm Monday through Friday.

5.3	Telephone Marketing and Technical Support. If necessary, HemoSense shall provide a reasonable level of telephone marketing and technical support to employees of I-Med Pro who have been trained by HemoSense during its normal business hours to answer I-Med Pro’s questions related to Product.

5.4	Technical Support. I-Med Pro will provide information to HemoSense on issues related to product performance or misuse. This will include (i) distribution records and system documentation of all and any events, (ii) based on the nature of the event report back to HemoSense within a 48 hour time frame, (iii) from time to time allow audits of the I-Med Pro facility for compliance to a quality system.

6.	COMPENSATION AND EXPENSES

6.1	Compensation.

(A)

For services provided under this Agreement for Step one Schedule C “I-Med Pro the Importer and European Representative of HemoSense”, HemoSense hereby grants to I-Med Pro a one-time purchase of [45,000] shares (the “Warrants”, per

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Schedule D) of HemoSense’s [$.01] par value common stock (the “Common Stock”) (as adjusted from time to time upon the occurrence of any subdivision, stock split, combination or change of Common Stock into different numbers of shares of the same or any other class or classes of shares) at an exercise price of [$0.20] per share. Subject to I-Med Pro’s performance of its obligations under this Agreement, the options shall vest upon completion of certain milestones, as follows:

(1) [25% at Effective Date]

(2) [25% upon completion of the first third of this Agreement’s initial term]

(3) [25% upon completion of the second third of this Agreement’s initial term]

(4) [25% upon completion of this Agreement’s initial term.]

(B)	For services provided under this Agreement for the addition of Step two of Schedule C “I-Med Pro the Account manager for Subs” and “I-Med Pro is the Sub in Defined Accounts”, HemoSense hereby grants to I-Med Pro a one-time purchase of [20,000] shares (the “Warrants” per Schedule D) of HemoSense’s [$.01] par value common stock (the “Common Stock”) (as adjusted from time to time upon the occurrence of any subdivision, stock split, combination or change of Common Stock into different numbers of shares of the same or any other class or classes of shares) at an exercise price of [$0.20] per share. Subject to I-Med Pro’s performance of its obligations under this Agreement, the options shall vest upon completion of certain milestones, as follows:

(1) [50% at Effective Date]

(2) [25% based on providing to the Subs 300 meters and 3,500 strips]

(3) 25% upon completion of the initial term

If HemoSense terminates this Agreement for its convenience under Section 11.2(B), 50% of any unvested shares that I-Med Pro purchased under this Agreement shall immediately vest. The grant, vesting and other terms of the warrant grant under this Agreement shall accord with the Warrant to Purchase Common Shares of HemoSense (attached and incorporated into this Agreement as Schedule D). If there is any conflict between the terms of this Section 6.1 and the terms of Schedule D, the terms of Schedule D shall control.

6.2	Expenses. I-Med Pro may invoice HemoSense for customary, reasonable and necessary out-of-pocket expenses that I-Med Pro incurs as a direct result of performing the Services under this Agreement (“Actual Expenses”), [with a 5% mark-up]. These expenses are based on a budget submitted and approved by HemoSense. Any items not approved by this budget (see Schedule E) must be pre-approved in writing by HemoSense for amounts over $5,000 USD] With each invoice, I-Med Pro shall provide HemoSense with a written description that reasonably details each Actual Expense that is the subject of I-Med Pro’s invoice. I-Med Pro must provide a budget estimate of expenses and submit them monthly.

6.2.1 As a retainer for such expenses, the Company shall maintain an amount in ImedPro’s accounts equivalent to the estimated 3 months forward expenses per budget attached in Schedule E and VAT on product to be imported. Appendix A is a current estimate of expense to be incurred under this Agreement.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Schedule E — is a current estimate of Actual Expenses to be reimbursed as provided by I-Med Pro.

6.2.1 Payment. Payments under this Agreement shall be in Euros (except as set forth under Section 6.1), and are subject to all applicable governmental regulations and rulings, including the withholding of any taxes required by law.

6.3	Time of Payment. The amount due under a given invoice is due and payable net thirty (30) days after receipt of the invoice from I-Med Pro to the third party

7.	AUDITS

HemoSense reserves the right to authorize a HemoSense I-Med Pro, at HemoSense’s expense, to audit I-Med Pro records relating to the Product, including, without limitation, any expense, sales and inventory records and any records required to be kept pursuant to this Agreement. Upon prior written notice, I-Med Pro shall provide reasonable access to such records during normal business hours at Distributor’s business locations. Distributor shall maintain all such records by location for a minimum of three (3) years

8.	PRODUCT WARRANTY AND PRODUCT AVAILABILITY

8.1	Product Warranty. Any warranty for the Products runs directly from HemoSense to the customer, and pursuant to the warranty the customer shall return any allegedly defective Products to HemoSense via it’s agent I-Med Pro. I-Med Pro has the authority to authorize returns at their discretion and under parameters established by HemoSense.

8.2	Disclaimer. HEMOSENSE MAKES NO WARRANTIES OR CONDITIONS TO 1- MED PRO, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, AND HEMOSENSE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.3	Product Availability. Under no circumstances is HemoSense liable to I-Med Pro or any other party for its failure to fill accepted purchase orders, or for its delay in filling accepted purchase orders, when such failure or delay is due to any cause beyond HemoSense’s reasonable control.

9.	OTHER I-MED PRO OBLIGATIONS

9.1	Promotion of the Products. In no event may I-Med Pro make any representation, guarantee or warranty concerning the Products except as expressly authorized in writing by HemoSense. I-Med Pro shall indemnify, defend, and hold harmless HemoSense, its directors, officers, agents, and affiliates against any liability, loss, costs, or damages arising out of or related to I-Med Pro’s warranties or representations of the Products other than those warranties expressly authorized in writing by HemoSense.

9.2	Advising of Changes. Both parties shall have the responsibility to promptly advise each other of:

(A)	Any changes in either parties status, organization, personnel, and similar matters;

(B)	Any changes in the key personnel, organization, and status of customers in the Territory; and

9.3	Facilities. I-Med Pro shall provide itself with, and be solely responsible for the facilities, employees, and business organization, and the permits, licenses, and other forms of clearance to do business in the territory, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

9.4	Expense of Doing Business. Except as provided in Section 6.1, I-Med Pro shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

9.5	Books and Records. I-Med Pro shall maintain and make available to HemoSense accurate books, records, and accounts relating to the business of I-Med Pro with respect to the Products and the Actual Expenses for which reimbursement is sought under this Agreement. I-Med Pro shall also maintain a record of any customer complaints regarding either the Products or HemoSense and immediately forward to HemoSense the information regarding those complaints.

9.6	Proprietary Markings. I-Med Pro shall not remove, alter or destroy any proprietary, trademark, patent or copyright markings placed upon or contained within the Products. I-Med Pro shall insert and maintain such proprietary, trademark, patent or copyright markings within any Product-related materials or documentation. HemoSense and its licensors retain all right, title and interest in the Products, and all trademark rights, copyrights, patents, mask work rights and other intellectual property rights therein throughout the world.

10.	PROMOTIONAL MATERIALS

HemoSense shall furnish I-Med Pro with marketing and technical information concerning the Products as well as reasonable quantities of brochures, instructional material, advertising literature, and other Product data. Any brochures, material, or literature that HemoSense provides to I-Med Pro under this Agreement, are HemoSense’s property, and shall be returned upon HemoSense’s request.

11.	TERM AND TERMINATION

11.1	Term.

(A)	This Agreement’s initial term begins on the Effective Date and ends after one year, unless terminated earlier under this Section 11. For providing the services described in Step 1 and Step 2 of Exhibit C the parties may renew this Agreement for successive one-year terms by written agreement 90 days before the anniversary date on which the Agreement would otherwise expire.

11.2	Termination.

(A)	Termination for Cause. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give 30-day written notice of termination to the defaulting party. If the default is not cured within that 30-day period, the Agreement terminates at the end of the notice period.

(B)	Termination for Convenience. Either party may terminate this Agreement for any or no reason upon 90 days prior written notice to the other party.

(C)	Additional Termination Provisions. Either party may terminate this Agreement immediately upon written notice:

(1)	If either party:

(a)	Becomes insolvent or files or has filed against it a petition in bankruptcy (which is not dismissed within thirty (30) days after it is filed); or

(b)	Makes an assignment for the benefit of creditors; or (iii) dissolves or ceases to do business in the ordinary course; or

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(2)	Upon or after any government of the Territory’s enacting any law, decree, or regulation that would impair or restrict:

(a)	Either party right to terminate or elect not to renew this Agreement as provided under this Agreement;

(b)	Either party right, title or interest in the Products or the intellectual property rights in the Products; or

(c)	Either party right to receive payments for the Products.

11.3	Rights Upon Termination.

(A)	Return of Materials. All Product inventory, trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, financial information, business plans, photographs, samples or demonstration units, literature, and sales aids of every kind remain HemoSense’s property. Within 30 days after the termination of this Agreement, I-Med Pro shall prepare all such items in its possession for shipment, as HemoSense may direct, at HemoSense’s expense. I-Med Pro shall not make or retain any copies of any confidential items or information that may have been entrusted to it. Effective upon the termination of this Agreement, I-Med Pro shall cease to use HemoSense’s Trademarks.

(B)	Sales I-Med Pro Claims. Upon termination or expiration of this Agreement, all claims of I-Med Pro against HemoSense including without limitation those pertaining to sales compensation are hereby waived unless made in writing to HemoSense by I-Med Pro within 90 days of the date when the compensation would have been payable.

(C)	Survival. The provisions of Sections 4.6, 7, 9.5, 9.6, 11.3, 12, 0, 13.l(E) and 14 survive the termination or expiration of this Agreement. All other rights and obligations of the parties cease upon this Agreement’s termination or expiration.

(D)	Arbitration. Both parties agree to use their best efforts in a good faith attempt to settle as promptly as possible any and all disputes arising from this Agreement or a transaction conducted pursuant to this Agreement; but failing an amicable settlement, the parties agree that:

(1)	Any controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the Rules of Conciliation and Arbitration then obtaining of the International Chamber of Commerce before one arbitrator chosen in accordance with said rules

(2)	Such arbitration shall be held in English language in San Francisco, California

(3)	The award in such arbitration shall be final, binding and conclusive, and

(4)	Judgment on any award of any such arbitrator may be entered in any court having jurisdiction thereof.

12.	LIMITATION ON LIABILITY

HEMOSENSE IS LIABLE TO I-MED-PRO OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, AND WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY OR ANY OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER HEMOSENSE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES CONFIDENTIALITY

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

I-Med Pro acknowledges that by reason of its relationship to HemoSense under this Agreement, it will have access to certain information and materials concerning HemoSense’s business, plans, customers, technology, and products that are confidential and of substantial value to HemoSense, which value would be impaired if such information were disclosed to third parties, I-Med Pro shall not use in any way for its own account or the account of any third party other than to fulfill its express obligations under this Agreement, nor disclose to any third party, any such confidential information revealed to it by HemoSense. I-Med Pro shall take every reasonable precaution to protect the confidentiality of such information. Upon I-Med Pro’s request, HemoSense shall advise whether or not it considers any particular information or materials to be confidential. All marketing and financial information, business plans, and technical information disclosed to I-Med Pro by HemoSense whether orally or in writing, and all customer lists, are to be considered HemoSense’s confidential information. I-Med Pro shall not publish any technical description of the Products beyond the description that HemoSense publishes. Upon this Agreement’s termination or expiration, I-Med Pro shall not use or disclosure any HemoSense confidential information, and I-Med Pro shall not manufacture or have manufactured any devices, components or assemblies utilizing HemoSense’s confidential information.

13.	TRADEMARKS AND TRADE NAMES

13.1	Use. During the term of this Agreement, I-Med Pro may indicate to the public that it is an authorized I-Med Pro of the Products and to advertise those Products under HemoSense’s Trademarks, subject to the following:

(A)	Upon 30 days prior written notice to I-Med Pro, HemoSense may substitute alternative marks for any or all of HemoSense’s Trademarks;

(B)	If I-Med Pro intends to use representations of HemoSense’s Trademarks, I-Med Pro shall:

(1)	First submit those representations to HemoSense for approval of design, color, and other details (which shall not be unreasonably withheld); or

(2)	Use exact copies of those that HemoSense uses;

(C)	I-Med Pro shall fully comply with all reasonable guidelines, if any, that HemoSense communicates concerning the use of HemoSense’s Trademarks;

(D)	I-Med Pro shall not alter or remove any of HemoSense’s Trademarks affixed to the Products by HemoSense; and

(E)	At no time during or after the term of this Agreement shall I-Med Pro:

(1)	Challenge or assist others in challenging HemoSense’s Trademarks (except to the extent expressly prohibited by applicable law) or their registration; or

(2)	Attempt to register any trademarks, marks or trade names confusingly similar to HemoSense’s Trademarks.

13.2	No Implied License. Except as set forth in this Section 13, nothing contained in this Agreement grants or may be deemed to grant to I-Med Pro any right, title or interest in or to HemoSense’s Trademarks. All uses of HemoSense’s Trademarks, and the associated goodwill, inure solely to HemoSense.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

14.	GENERAL PROVISIONS

14.1	Governing Law; Jurisdiction. This Agreement is to be governed by and construed under the laws of the State of California without reference to conflicts-of-laws principles. The parties hereby expressly consent to the exclusive jurisdiction and venue of the federal and state courts within the State of California to adjudicate any dispute arising out of or related to this Agreement.

14.2	Notices. Any notice required or permitted to be given under this Agreement shall be delivered: (i) by hand; (ii) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 14.2; or (iii) by overnight courier. Notice so given will be considered effective when received, or if not received by reason of fault of addressee, when delivered.

14.3	Force Majeure. Nonperformance of either party is excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, delay in component supply, equipment failure, orders or restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing party.

14.4	Non-Assignability and Binding Effect. A mutually agreed consideration for HemoSense’s entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by I-Med Pro under its present ownership, and, accordingly, I-Med Pro’s rights and obligations under this Agreement shall not be transferred or assigned directly, indirectly or by a change in control without HemoSense’s prior written consent. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the parties hereto, their successors and permitted assigns.

14.5	Modification. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, is effective unless in writing signed by the party to be charged, and the waiver of any breach or default does not constitute a waiver of any other right under this Agreement or any subsequent breach or default.

14.6	Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any provision is illegal or invalid for any reason, the illegality or invalidity will not affect the validity of the remainder of this Agreement, and the parties will in good faith modify or substitute the illegal or invalid provision consistent with the parties’ original intent.

14.7	Counterparts. This Agreement may be executed in two or more counterparts, each of which is considered an original.

14.8	Entire Agreement. This Agreement sets forth the parties’ entire agreement and understanding – and merges all prior discussion between them – relating to the subject matter of the Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, is effective unless in writing signed by the party to be charged.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Signed:

HEMOSENSE, INC.		INNOVATIVE MEDICAL PRODUCT CONSULTANTS, GMBH

Signature:	/s/ J. D. Merselis	Signature:	/s/ Gregory M. Ayers
Name:	J. D. MERSELIS	Name:	Gregory M. Ayers
Title:	PRES. & CEO	Title:	[ILLEGIBLE]

Pending Schedule D being agreeable to both partners.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE A

1.	“Accepted Territory Order” has the meaning set forth in Section 3.3.

2.	“HemoSense’s Trademarks” means the trademarks, marks, and trade names that HemoSense owns or may adopt from time to time.

3.	“Products” means the products listed in Exhibit A (attached and incorporated into this Agreement). HemoSense may amend Exhibit A in its sole discretion upon 30 days prior written notice to I-Med Pro.

4.	“I-Med Pro Inventory” means Products that I-Med Pro houses for HemoSense under Section 4.2 of this Agreement.

5.	‘Territory”. Means the Federal Republic of Germany

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE B

PRODUCTS

I-Med Pro may solicit purchase orders only for the following Products:

INRatio Self Test System

INRatio Professional System

INRatio Strips

INRatio Meters

INRatio Printer

INRatio Power Supply

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE C

Defined Steps and Responsibilities for I-Med Pro

Step 1: I-Med Pro The Importer and European Representative of HemoSense, Inc.

A) Importing of Goods

B) VAT Handling

C) Stock Products

D) Warehousing with a total space of 100 square feet

E) Ship products to subs

F) Tracking Shipments

G) Invoicing to subs

H) Transfer sub payments to HemoSense, Inc. Complaint Handling

I) Online Telephone Support

J) Reporting to HemoSense, Inc.

Step 2: I-Med Pro the Account Manager for Subs

A) Managing the Accounts, regular calls at Inamed and MT Basa

B) Contract between Inamed and HemoSense

a.	Whereby I-Med Pro Staff support and develop the accounts Identified and converted by MTBasa

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE D

Warrant to Purchase Common Shares of HemoSense, Inc.

Assumed to be of same terms as prior Warrant issued to I-Med Pro

/s/ Gregory M. Ayers

11/12/2002

/s/ J. D. Merselis

11/12/2002

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE E

Budget Submitted by I-Med Pro

Step 1: I-Med Pro The Importer and European Representative of HemoSense, Inc.

Annual Expense Estimate: 32,696 Euro

Step 2: I-Med Pro the Account Manager for Subs

Annual Expense Estimate: 22,103 Euro

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.